UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/22/2011

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Wells Real Estate Investment Trust II, Inc. (the "Registrant") has entered into a purchase and sale agreement (the "Agreement") to purchase two office buildings containing approximately 679,710 square feet (the "Market Square Buildings") for approximately $615.0 million, exclusive of closing costs and adjustments. On February 22, 2011, the Registrant entered into the Agreement with Avenue Associates Limited Partnership (the "Seller"), a District of Columbia limited partnership that is not affiliated with the Registrant, to purchase all of the Seller's interest in the Market Square Buildings. The acquisition is expected to be funded with proceeds from the Registrants $500 million line of credit with JPMorgan Chase, N.A. and proceeds from a bridge loan that is currently under negotiation. The Market Square Buildings were built in 1990 and are located on approximately 2.2 acres of land located in Washington D.C.

As of February 22, 2011, the Registrant has paid earnest money of $75.0 million. Under the Agreement, the closing of the transaction will occur on or before March 10, 2011. The earnest money will be applied to the purchase price at closing. If the Registrant defaults on its obligations under the Agreement, the Seller has the right to keep the earnest money.

The consummation of the purchase of the Market Square Buildings is subject to customary conditions. At the time of filing, the Registrant cannot make any assurances that the closing of this investment will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: February 28, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President